SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Filed pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2009

SPECTRASCIENCE, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	000-13092 (Commission File Number)	41-1448837 (I.R.S. Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA  92121
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code:  (858) 847-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K and other reports filed by the Company from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by the Company’s management. When used in the Filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Company’s industry, operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item 1.01    Entry into a Material Definitive Agreement.

On January 30, 2009, SpectraScience, Inc. (the “Company”) signed a $6.0 million common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company (“Fusion Capital”).  Concurrently with entering into the common stock purchase agreement, the Company entered into a registration rights agreement with Fusion Capital.  Under the registration rights agreement, the Company agreed to file a registration statement related to the transaction with the U.S. Securities & Exchange Commission (“SEC”) covering the shares that have been issued or may be issued to Fusion Capital under the common stock purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, the Company has the right over a 24-month period to sell its shares of common stock to Fusion Capital from time to time in amounts between $25,000 and $1 million, depending on certain conditions as set forth in the agreement, up to an aggregate of $6.0 million.  The Company will control the timing and amount of any sales of shares to Fusion Capital.

The purchase price of the shares related to the $6.0 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount.  Fusion Capital shall not have the right or the obligation to purchase any shares of the Company’s common stock on any business day that the price of the common stock is below $0.15.  The common stock purchase agreement may be terminated by the Company at any time at its discretion without any cost to it.  There are no negative covenants, restrictions on future fundings, penalties or liquidated damages in the agreement.  The proceeds to be received by the Company under the common stock purchase agreement will be used for working capital and general corporate purposes.

In consideration for entering into the agreement, upon execution of the common stock purchase agreement the Company has issued to Fusion Capital 1,094,017 shares of its common stock as a commitment fee. Also, the Company will issue to Fusion Capital an additional 547,009 shares as a commitment fee pro rata as it receives the $6.0 million of future funding.

The foregoing description of the common stock purchase agreement and the registration rights agreement are qualified in their entirety by reference to the full text of the common stock purchase agreement and the registration rights agreement, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.  Fusion Capital is an accredited investor under Regulation D and the sale of the 1,094,017 shares is exempt under Section 4(2) of the 1933 Securities Act.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

10.1	Common Stock Purchase Agreement dated as of January 30, 2009, by and between the Company and Fusion Capital Fund II, LLC.

10.2	Registration Rights Agreement dated as of January 30, 2009, by and between the Company and Fusion Capital Fund II, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 4, 2008	SPECTRASCIENCE, INC.

By	/s/ James Hitchin Chief Executive Officer